XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-130812, 333-115326, 333-127270, 333-47570, 333-93529, 333-89132, 333-85804, 333-102966, 333-106824, 333-102964, 333-121417, 333-121415 and 333-114178 on Forms S-3; Nos. 333-115323-01 and 333-136131-03 on Form S-4; and Nos. 333-143460, 333-92049, 333-65022, 333-65020, 333-97611 and 333-106827 on Forms S-8 of XM Satellite Radio Holdings Inc. and subsidiaries of our reports dated February 28, 2008 with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2007, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of XM Satellite Radio Holdings Inc. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for share-based payment expense as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

McLean, VA

February 28, 2008